R	RYDER SCOTT COMPANY			FAX (303) 623-4258
S	PETROLEUM CONSULTANTS
621 SEVENTEENTH STREET		SUITE 1550	DENVER, COLORADO 80293	TELEPHONE (303) 623-9147

Exhibit No. 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Report on Form 10-K for the years ending December 31, 2007 and December 31,2006 of PDC 2004D (the "Partnership"). We have no interest of a substantial or material nature in the Partnership, or in any affiliate. We have not been employed on a contingent basis, and we are not connected with the Partnership, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/S/ RYDER SCOTT COMPANY, LP
RYDER SCOTT COMPANY, LP

Denver, Colorado
July 29, 2009

1100 LOUISIANA, SUITE 3800	HOUSTON, TEXA5 77002-5218	TEL (713) 651-9191	FAX (713) 651-0849
1200, 530-8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 358	(403) 262-2799	FAX (403) 262-2790